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                                                                    EXHIBIT 10.1


                    AGREEMENT OF PURCHASE AND SALE OF ASSETS


THIS AGREEMENT OF PURCHASE AND SALE OF ASSETS (the "Agreement") is dated this 11th day of January, 2002, by and among THE RIVAL COMPANY, a Delaware corporation ("Rival"), THE HOLMES GROUP, INC., a Massachusetts corporation ("Holmes"; and together with Rival, "Sellers") and CONAIR CORPORATION, a Delaware corporation (the "Purchaser"), with a later "Effective Date" as provided for herein.

                              BACKGROUND STATEMENT

A. The transaction contemplated by this Agreement relates to the sale of assets of Holmes' division manufacturing and selling certain identified "Products" (as defined below) under the Pollenex(R) tradename (the "Business"); certain assets of which arE owned by Holmes and others by Rival.

B. Sellers desire to sell certain of the assets necessary to operate the Business and Purchaser desires to purchase such assets of the Business, specifically excluding the Excluded Assets (as hereinafter defined) for the Purchase Price (as hereinafter defined) and upon the terms and subject to the conditions hereinafter set forth.


                             STATEMENT OF AGREEMENT

         In consideration of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

1.0      PURCHASE AND SALE OF BUSINESS AND ASSETS.

1.1 ASSETS TRANSFERRED. On the "Effective Date" (as defined below), Sellers shall sell, assign and deliver to Purchaser, free and clear of all liabilities, obligations, liens and encumbrances of any kind other than the Assumed Liabilities and except as expressly set forth herein, and Purchaser shall purchase and acquire from Sellers, all right, title and interest in and to the following properties, assets and rights owned by Sellers, excluding the Excluded Assets (collectively, the "Purchased Assets"):

         (a) all inventories of finished products and any work-in-process and components owned and held by Sellers on the Closing Date and having a product number or product code identified on
                  SCHEDULE 1.1(a)(I) and all packaging materials relating thereto (collectively, the "Inventories"), including Inventories in transit to Sellers and Inventories at any location, whether or not controlled by Seller, but excluding the inventories of products identified by product number or product code on SCHEDULE 1.1(a)(II) (the "Excluded Inventory");

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         (b)      all rights to sell products having a product number or product code identified on SCHEDULE 1.1(a)(I) (collectively, "Products") and all products currently under development as identified on SCHEDULE 1.1(b) (the "Products Under Development"), but excluding rights to sell finished products having a product number or product code identified on SCHEDULE 1.1(a)(II), whether sold under the Pollenex brand name for a limited period of time as provided for in Section 1.3 hereof or under another brand name (the "Excluded Products");

         (c) the tooling, dies and molds specified on SCHEDULE 1.1(c), except for those items on such Schedule which are marked with a 50%/50% designation, (collectively, the "Tooling"), together with (i) such interest, if any, that Sellers may hold in the tooling, dies and molds specified on SCHEDULE 1.1(c) and marked with a 50%/50% designation and (ii) whatever interest Sellers may hold in any tooling, dies and molds not listed on
                  SCHEDULE 1.1(c) which are used in the manufacture of the Products, in all cases located at the several facilities of third party manufacturers of Products or Products Under Development ("Third Party Manufacturers"), together with any transferable manufacturer warranties relating to the Tooling;

         (d) all transferable rights (including rights that become transferable pursuant to SECTION 9.1 of this Agreement or otherwise pursuant to the consent or approval of third parties) of Sellers relating to the Purchased Assets or the Business under all written or oral contracts, arrangements, license and technology agreements and other agreements; including without limitation all open purchase orders and, subject to Section 4.1(e) hereof, open customer orders relating to Products, Products Under Development and Inventories (collectively, the "Contracts"), but excluding distribution agreements and sales representative arrangements, purchase orders and customer orders relating to Excluded Inventories and customer orders for Products and Inventories fulfilled by Sellers prior to the Closing Date (the "Excluded Contracts");

         (e) (i) all patents and patent applications identified on SCHEDULE 1.1(e)(i), (ii) subject to the license back to Sellers set forth in Section 1.3, all trademarks, service marks and trade names identified on SCHEDULE 1.1(e)(ii), and any registrations and applications therefore, and all common law trademarks used solely in connection with the Products (the "Pollenex Marks"),
                  (iii) subject to the license back to Sellers set forth in
                  Section 1.3, all copyrights, all copyright registrations and applications for copyright registrations identified on
                  SCHEDULE 1.1(e)(iii), and any other non-registered copyrights used in connection with the marketing, promotion and sale of the Products or Products Under Development (the items described in clauses (i), (ii) and (iii) are collectively referred to as the "Intellectual Property"), together with all files relating to the prosecution or maintenance of any item of Intellectual Property in the possession of Sellers or their agents;


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         (f)      all designs, plans, product drawings, trade secrets,
                  inventions, data, processes, procedures, technology, techniques, blueprints, drawings, surveys, research and development files, computer files, research records, manufacturing know-how, manufacturing formulae, and similar information, wherever located, relating to the manufacture of Products or Products Under Development by Sellers or by third parties or relating to Tooling (collectively, the "Know-How");

         (g) to the extent relating to the Business, all manuals, information, computer files and other catalogs, mailing lists, price lists, lists of customers, production data, marketing, advertising and promotional materials and records (including without limitation items relating to Products displayed in Sellers' industry trade booth), purchasing materials and records, manufacturing and quality control records and procedures and other similar materials;

         (h) to the extent their transfer is permitted by law or applicable regulations or guidelines, any licenses, permits, approvals, license applications and product registrations issued by any governmental agency or pursuant to any regulatory, engineering, industrial or other codes, including without limitation those of Underwriters Laboratories ("Permits"); and

         (i) subject to Section 1.2 hereof, all rights to bring or maintain claims, suits or proceedings with respect to the Purchased Assets which have not arisen prior to the Closing Date or been brought or maintained by Sellers prior to the Closing Date.

1.2 EXCLUDED ASSETS. Sellers retain and do not transfer (a) cash and cash equivalents of Sellers or the Business, (b) any accounts receivable of Sellers or the Business, (c) the Excluded Inventory, (d) the Excluded Contracts, (e) the Excluded Products and (f) any contractual claims Sellers may have against third parties for damages, indemnification or otherwise arising under one or more Contracts, and arising from damage or injury suffered by Sellers either before or after Closing and relating to the Excluded Liabilities (collectively, the "Excluded Assets").

1.3 SELLERS' USE OF POLLENEX MARKS. Purchaser acknowledges and agrees that Sellers will continue to manufacture, market and sell Excluded Products following Closing, and that such sale will utilize and involve the Pollenex Marks. Purchaser agrees that Sellers may use, and to the extent necessary hereby grants to Sellers a non-exclusive and irrevocable license to the Pollenex Marks to the extent necessary to manufacture, market and sell the Excluded Products for a period of nine
         (9) months following the Closing Date; PROVIDED THAT Purchaser may terminate such license with respect to any individual Excluded

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         Product if the quality of such Excluded Product as sold by Sellers under the Pollenex Marks has declined in such a manner and to such an extent that continued use of the Pollenex Marks in connection with the Excluded Product would have a detrimental effect on Purchaser's goodwill associated with the Pollenex Marks. On the sixty-first day after Closing, Sellers shall pay to Purchaser a one-time license fee in the amount of Twenty-Five Thousand Dollars ($25,000).

2.0      ASSUMPTION OF LIABILITIES.

2.1 ASSUMED LIABILITIES. Subject to the terms and conditions of this Agreement, as of the Closing Date Purchaser assumes and agrees to perform and discharge the following, and only the following liabilities of Sellers incurred in the ordinary course of operating the Business (the "Assumed Liabilities"):

         (a) all liabilities arising from and after the Closing Date under and pursuant to all Contracts;

         (b) all liabilities and responsibility for warranty and breach of warranty obligations and claims for Products ("Warranty Claims") arising after the Closing Date, including, without limitation, warranty returns, service, replacement or reimbursement obligations, PROVIDED HOWEVER that Purchaser shall not assume and Sellers shall be solely liable and responsible for any and all obligations arising from or related to Warranty Claims in accordance with the following schedule:

                  Closing through 4/11/02:            100%
                  4/12/02 through 6/11/02:             70%
                  6/12/02 through 7/11/02:             50%
                  7/12/02 through 8/11/02:             40%
                  8/12/02 through 10/11/02:            20%
                  10/12/02 through 1/11/03:            10%

         (c) all liabilities for any claims, losses and damages resulting from injury or death of any person, or any damage to property, caused by any Product which either (i) bears a manufacture date after the Closing Date, (ii) otherwise can be conclusively demonstrated by evidence produced in conjunction with the product liability claim to have been manufactured after the Closing Date or (iii) bears a manufacture date prior to or on the Closing Date but has been modified in any way material to the use or consumer's understanding of the Products after the Closing by Purchaser or its agents (including as to packaging or directions for use included in Product packaging; and



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         (d)      with respect to Products which are not described in subsection
                  (c) and as to which it cannot be ascertained whether Sellers or Purchase manufactured the Product, all liabilities for any claims, losses and damages resulting from injury or death of any person, or any damage to property caused by any Product, which claim is made after Closing and alleging an occurrence after September 30, 2002.

2.2 EXCLUDED LIABILITIES. Except as expressly set forth above, Purchaser does not assume, and Sellers will pay, honor and discharge, all liabilities, obligations and commitments of any kind relating to or arising out of the operation of the Business prior to the Closing Date (the "Excluded Liabilities"). Without limitation, the Excluded Liabilities include responsibility for crediting customer accounts in connection with return authorizations requested by Sellers' customers relating to Products purchased by them prior to Closing, and accepted for return by Purchaser, if the following procedures have been followed in connection with such return authorization:

                  (i)      The return authorization is requested within sixty
                           (60) days of the Closing Date;

                  (ii) Prior to accepting the return authorization, Ron Diamond of Purchaser shall have contacted Greg White of Sellers and in good faith established that the return authorization is in accordance with industry standards and past practice of Sellers and Purchasers;

                  (iii) The parties shall have discussed the proposed return authorization and any reasonable alternatives, such as marks downs of the affected Products, and shall further have discussed whether the proposed return authorization is in the nature of a customer concession;

                  (iv) All parties agree to conduct such discussions in good faith and on an expedited basis; and

                  (v) After discussion in accordance with these procedures, the parties shall take such actions with regard to proposed return authorizations as may be mutually agreed upon.

                  (vi) If Sellers' customer Walmart requests return authorizations in connection with any "reset" of products involving Products, Ron Diamond may take such action with regard to such return authorization as he in good faith determines to be reasonable, after consultation with Greg White.

                  (vii) Purchaser and Sellers can each designate a representative other than Ron Diamond and Greg White, respectively, to take action under this Section 2.2.

         Any disagreements between the parties relating to return authorizations shall be resolved by arbitration pursuant to Section 13 hereof.

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2.3      MECHANICS RELATING TO WARRANTY CLAIMS. With respect to Warranty Claims which arise between the Closing Date and June 11, 2002, Sellers shall
         (a) accept return of the defective Products relating to such Warranty Claims from customers, (b) make payment (whether directly or through adjustment to customer accounts) to customers and (c) invoice Purchaser for the percentage of such Warranty Claims for which Purchaser is responsible under Section 2.1(b). With respect to Warranty Claims which arise between June 12, 2002 and January 11, 2003, Purchaser shall (a) accept return of the defective Products relating to such Warranty Claims from customers, (b) make payment (whether directly or through adjustment to customer accounts) to customers and (c) invoice Sellers for the percentage of such Warranty Claims for which Sellers are responsible under Section 2.1(b). All invoices rendered under this
         Section 2.3 shall be paid net thirty (30) days. With Purchaser's consent (which will not unreasonably be withheld), in lieu of accepting return of defective Products Sellers may authorize customers to destroy defective Products in the field, subject to customary industry standards for such practices. At any time Purchaser may request that defective Products which otherwise would be returned to Sellers or destroyed in field be returned directly to Purchaser, at its expense.

3.0      CLOSING; PURCHASE PRICE.

3.1 CLOSING; EFFECTIVE DATE. This Agreement is being executed and delivered by exchange of closing documents via fax and e-mail on the date hereof, and shall be deemed consummated and become effective (the "Closing") upon payment of the Purchase Price pursuant to Section 3.2 hereof (the "Effective Date"). The time period between execution and delivery of this Agreement and the "Payment Date" (as defined in Section 3.2) is required solely because Purchaser's banking institution was closed at the time of execution and delivery, such that Purchaser was not able simultaneously to make payment of the Purchase Price. Accordingly, consummation of this Agreement remains subject to Purchaser's payment of the Purchase Price pursuant to Section 3.2 hereof only, and payment of the Purchase Price and consummation of the transactions contemplated hereby by both parties is subject to no conditions. Upon payment of the Purchase Price and consummation of this Agreement, the Closing shall be deemed effective as of 12:00:01 a.m. on the Effective Date (also herein referred to as the "Closing Date").

3.2 PURCHASE PRICE AND PAYMENT. The purchase price (the "Purchase Price") for the Purchased Assets is Fifteen Million One Hundred Thousand Dollars US ($15,100,000.00). The Purchase Price, less the "Escrow Amount," shall be paid in cash by wire transfer to an account designated by Sellers, with such wire transfer to be initiated by Purchaser no later than 10:00 am EST on January 14, 2002 (the "Payment Date").

3.3 ESCROW. Simultaneously with payment of the Purchase Price, One Million Five Hundred Thousand Dollars US ($1,500,000.00) of the Purchase Price shall be placed in escrow (the "Escrow Amount") with Posternak, Blankstein & Lund, L.L.P. (the "Escrow


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         Agent"), pursuant to an Escrow Agreement in the form attached hereto as
         EXHIBIT 3.3 (the "Escrow Agreement").

3.4 ALLOCATION OF PURCHASE PRICE. Within ninety (90) days of the Closing, Sellers and Purchaser shall agree in writing upon an allocation of the Purchase Price and Assumed Liabilities among the Purchased Assets and the noncompetition covenants set forth in Section 8.3 ("Allocation Schedule"). Such allocation shall be made in accordance with the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended, and shall be binding upon the Sellers and the Purchaser for all purposes. Purchaser and Sellers agree to (i) be bound by the Allocation Schedule, (ii) act in a manner consistent with the Allocation Schedule in the preparation of financial statements and filing of all state and United States federal income tax returns (including, without limitation, providing the other for their review a draft of Form 8594 and thereafter filing Form 8594 with its United States federal income tax return for the taxable year that includes the Closing Date) and in the course of any tax audit, tax review or tax litigation relating thereto, and (iii) take no position and cause any of their Affiliates (which term is defined as set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended) to take no position inconsistent with the Allocation Schedule for any tax purposes or in any judicial proceeding.

3.5 BREACH OF OBLIGATION TO CLOSE. A party which fails to consummate the transactions contemplated hereby on the Payment Date shall be deemed to be in material breach of its obligations hereunder, unless such failure results from the other party's failure so to consummate the transactions (a "Closing Breach"). In the event of a Closing Breach by a party, the other party shall be entitled to liquidated damages in the amount of Five Hundred Thousand Dollars US ($500,000.00), which both parties agree to be a reasonable estimation of actual damages in the event of a Closing Breach. Liquidated damages provided for hereunder shall be a party's sole and exclusive remedy for a Closing Breach by the other party. Notwithstanding Section 13 hereof, a party may bring an action in a court of competent jurisdiction to enforce its rights under this Section 3.5. Upon a Closing Breach, this Agreement shall be deemed null and void and of no further force and effect, except for the provisions of this Section 3.5 and Sections 7.3 and 15.10.


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4.0      TRANSITION PERIOD; TRANSFER OF PURCHASED ASSETS.

4.1      INVENTORY.

         (a) At Purchaser's option, following the Closing Date and for a period of up to forty-five (45) days thereafter (the "Inventory Transition Period"), Sellers will continue to accept and fulfill customer orders for Products (the "Post-Closing Orders") from Inventories located at Sellers' facilities for the account of Purchaser. Sellers shall accept and fulfill Post-Closing Orders on the same terms and conditions as such orders were fulfilled prior to Closing, unless Purchaser directs otherwise in advance in any instance. Purchaser agrees to reimburse Sellers for all direct costs of storage and shipment of Inventories for Purchaser's account, but no additional fees shall be assessed for the transition services provided for in this section.

         (b) Not later than the end of the Inventory Transition Period, or at any time prior to that upon Purchaser's election by giving reasonable notice to Sellers, Purchaser shall remove all Inventories from Sellers' facilities utilizing shippers of its choice and at its cost and expense. Purchaser agrees to provide sufficient notice to Sellers to coordinate assembly of Inventories and shipment.

         (c) At such time as (i) Purchaser removes Inventory from Sellers' facilities, (ii) Sellers ship Inventory on Purchaser's behalf pursuant to customer order or (iii) Inventories consisting of goods in transit are delivered directly to Purchaser's facilities, all items of Inventory shall be counted and recorded, and Purchaser and Sellers shall each be entitled to have a representative present to observe such count. For purposes of determining Sellers' compliance with the representations set forth in Sections 5.3(b) and 5.11, and the measure of Purchaser's damages for any lack of compliance, (A) any shortfall in total units of Inventory from the listing presented at SCHEDULE 5.3(b) and (B) any units that are determined by the parties not to be usable and salable in the ordinary course of business, shall be valued in accordance with the methodology used to determine the reserve set forth on SCHEDULE 5.3(b) (the "Valuation Method"). Any shortfall in units of Inventory of any product code shall be offset by any excess in units of Inventory of any other product codes, valued in accordance with the Valuation Method.

         (d) Promptly following Closing, Sellers and Purchaser will jointly contact all Third Party Manufacturers to advise them of the sale of the Business. Purchaser will provide instructions to each Third Party Manufacturer as to the future manufacture of Products and as to the storage and shipment of Inventories located at the respective Third Party Manufacturer's facilities. Sellers will cooperate with Purchaser to assist in the transition of the working relationship with each Third Party Manufacturer, including without limitation by providing copies of documentation and other materials regarding such relationship.

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         (e)      Following the Inventory Transition Period, Sellers shall
                  forward any new customer orders, return authorizations and other customer communications they receive with respect to Products to Purchaser on a twice-weekly basis. Furthermore, if Products that are subject to return from customers in a manner consistent with this Agreement are delivered to Sellers rather than to Purchaser, Sellers will contact Purchaser and permit Purchaser to remove such Products to its own facilities.

         (f) If any customer orders open at Closing relate both to Products and to Excluded Products, the parties will cooperate in contacting customers to reissue orders to the relevant party.

         (g) Sellers acknowledge that the Inventories contain UPC codes provided to Sellers by the third party issuer of such UPC codes. Sellers further acknowledge that Purchaser will utilize the existing UPC codes in connection with the sale of the Inventories without any requirement of overlabeling or application of new UPC codes and Sellers have no objection thereto.

4.2      TOOLING.

         (a) Purchaser acknowledges that all Tooling is located at the facilities of the Third Party Manufacturers. Within two weeks following the Closing Date (the "First Examination Period"), Purchaser shall examine the Tooling located at the facilities of the Third Party Manufacturers identified on SCHEDULE 1.1(c) to determine whether such Tooling complies with the representations and warranties of Sellers contained in SECTION
                  5.4 hereof. If despite Purchaser's reasonable efforts it cannot complete such examination within two weeks, it shall complete its examination of the remaining Tooling within six weeks following the Closing Date (the "Second Examination Period"). Any claim by Purchaser of any noncompliance with such representations and warranties must be made against Sellers within fifteen (15) days after the end of the relevant Examination Period (the "Tooling Claim Period").

         (b) Following Closing, Purchaser will provide instructions to each Third Party Manufacturer as to the utilization of the Tooling.

4.3 KNOW-HOW. Sellers shall deliver all Know-How in the possession of Sellers on Closing. Certain Know-How may be located at the facilities of Third Party Manufacturers and such Know-How will remain at such facilities following Closing.

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4.4      RISK OF LOSS. Risk of loss of Inventories, wherever located, and of
         Tooling located in Third Party Manufacturer facilities, passes from Sellers to Purchaser (i) on the earlier to occur of completion of Purchaser's inspections under Section 4.2(a) or at the end of the Second Examination Period (with respect to Tooling), or (ii) on the earliest to occur of any of the events described in Section 4.1(c)(i),
         (ii) or (iii) or at the end of the Inventory Transition Period (with respect to items of Inventory).

4.5. OTHER TRANSITION MATTERS. Upon request with reasonable advance notice, Sellers agree to accompany Purchaser on visits to up to five (5) customers of the Business for purposes of transitioning the account. Sellers further agree to provide reasonable assistance to Purchaser in the transition of the Business, including without limitation customer service, MIS and marketing functions relating to the Business. All such assistance shall be provided at no cost to Purchaser.

4.6 ADDITIONAL TRADEMARKS. During the Inventory Transition Period, the parties agree to cooperate to identify any common law trademarks that are used in connection with the Products that have not been transferred pursuant to Section 1.1(e) hereof, and if Sellers reasonably determine that such marks are not material to the manufacture, marketing or sale of other products of Sellers, Sellers shall transfer such trademarks to Purchaser for no additional consideration.

5.0 REPRESENTATIONS AND WARRANTIES OF SELLERS. Sellers, jointly and severally, hereby represent and warrant to Purchaser that:

5.1 CORPORATE ORGANIZATION. Rival and Holmes are each corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and each has all requisite power and authority to own, lease, license and operate its properties and assets and to conduct the Business now owned, leased, licensed and operated by it. Rival and Holmes are duly qualified, licensed or domesticated and in good standing in each jurisdiction where the nature of its activities or the character of the properties owned, leased or operated by each of them in connection with the Business, require such qualification, licensing or domestication, except where such failure to qualify would not have a Material Adverse Effect on the Condition of the Business (as defined in SECTION 5.18 below).

5.2 CORPORATE AUTHORIZATION, CERTAIN CORPORATE ACTIONS, NO CONFLICTS. Sellers each have all requisite power and authority to execute and deliver this Agreement and all necessary corporate proceedings have been taken to authorize the execution, delivery and performance by Sellers of this Agreement and the transactions described herein. This Agreement is the legal, valid and binding obligation of Sellers, and is enforceable as to each of them in accordance with its terms, except as such validity, binding effect or enforcement may be limited by bankruptcy, insolvency or similar laws affecting creditors'


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         rights generally or by equitable principles relating to the availability of remedies. Except as set forth in SCHEDULE 5.2 of the DISCLOSURE SCHEDULE, neither the execution, delivery nor performance of this Agreement by Sellers, nor consummation of the transactions contemplated hereby, will, with or without the giving of notice or the passage of time, or both, either (i) conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to, any provision of either Seller's charter, bylaws or any franchise, mortgage, deed of trust, lease, license, agreement, understanding, law, rule or regulation or any order, judgment, or decree to which either Seller is a party or by which either Seller or any of their respective properties may be bound or affected or (ii) except as set forth in SCHEDULE 5.2 of the DISCLOSURE SCHEDULE, require any waiver, consent, approval, authorization or action of or filing with any third party.

5.3      FINANCIAL INFORMATION. Included at SCHEDULE 5.3 of the DISCLOSURE
         SCHEDULE is the following financial information as of December 31, 2001, and as previously provided to Purchaser:

         (a) SCHEDULE 5.3(a) fairly presents in all material respects the net book value (gross book value less appropriate reserves, including depreciation) calculated in accordance with generally accepted accounting principles ("GAAP") of the tooling set forth on SCHEDULE 1.1(c), as such amounts are carried on Sellers' books and records.

         (b) The quantity and the carrying cost of the Inventory, as such amounts are carried on Sellers' books and records and calculated in accordance with GAAP, are set forth on SCHEDULE 5.3(b).

         (c) Sellers represent and warrant to Purchaser that the items "Gross Sales" and "Standard Cost of Goods Sold" as set forth on SCHEDULE 5.3(c) fairly present in all material respects the gross sales and the standard cost of goods sold for the Business for the twelve months ended December 31, 2001.

5.4      OPERATIONS OF THE BUSINESS; ADEQUACY OF PURCHASED ASSETS.

         (a) Except as set forth in SCHEDULE 5.4(a) of the DISCLOSURE SCHEDULE, as of the Closing Date the Business is operated only through Sellers and not through any other direct or indirect subsidiary or affiliate of Sellers.

         (b) Except as set forth in SCHEDULE 5.4(b) of the DISCLOSURE SCHEDULE, the Purchased Assets comprise all the assets, properties and rights of every type and description, used or held for use in or licensed from third parties with respect to, the operation of the Business by Sellers in the ordinary course as such Business has been operated during the twelve-month period prior to the Closing, and no assets, properties or rights material to the operation of the Business as it has been operated by Sellers during such period are not being transferred to Purchaser hereby. Except as set forth in SCHEDULE 5.4(b) of the DISCLOSURE SCHEDULE, no Person (as defined in SECTION 5.18 below) other than the Sellers has any ownership interest in any such assets.

         (c) Except as disclosed in SCHEDULE 5.4(c) of the DISCLOSURE SCHEDULE, as of the Closing Date all items of Tooling are in operating condition, are fit for the purposes intended and have been maintained in accordance with good industry standards (the "Closing Condition").

5.5 TITLE. Except as disclosed in SCHEDULE 5.5 of the DISCLOSURE SCHEDULE, Sellers or either of them have good, marketable and legal title to, or hold by valid and existing lease or license, free and clear of all mortgages, pledges, liens, or security interests, each piece of property included as a Purchased Asset.

5.6 LITIGATION; ORDERS. Except as set forth in SCHEDULE 5.6 of the DISCLOSURE SCHEDULE, there is no claim, legal action, administrative proceeding, governmental investigation, arbitration or other proceeding involving amounts in excess of One Hundred Dollars ($100) (collectively, "Litigation") pending, nor to Sellers' Knowledge (as defined in SECTION 5.18 below) threatened, against Sellers arising from or otherwise relating to the Business. As of the date hereof, there is no judgment or outstanding order, injunction, decree, stipulation or award (whether rendered by a court or administrative agency, or by arbitration) against Sellers relating to the Business that would prohibit the consummation of the transaction contemplated by this Agreement.

5.7 INTELLECTUAL PROPERTY. SCHEDULES 1.1(e)(i) and 1.1(e)(ii) contain complete and correct lists of all the patents and registered trademarks, and applications for the foregoing, both domestic and foreign, presently owned by Sellers, used or held for use in, licensed from third parties with respect to, or necessary to the operation of, the Business as operated by Sellers and relating to the manufacture, marketing and sale of the Products. Except as set out in SCHEDULE 5.7 of the DISCLOSURE SCHEDULE, the Intellectual Property and Know-How are owned by Sellers free and clear of any license, sublicense, agreement, right, understanding, judgment, order, decree, stipulation, lien, charge or encumbrance of any kind. The rights being transferred to Purchaser pursuant to this Agreement, including rights to the Intellectual Property and Know-How, constitute all such rights owned by Sellers, used or held for use in or licensed from third parties with respect to the Business as operated by Sellers and relating to the manufacture, marketing and sale of the Products. To Sellers' Knowledge, the Products do not infringe upon or otherwise violate any intellectual property owned by any other Person, and there is no claim or action by any Person pending, or to Sellers' Knowledge threatened, with respect thereto. Except as described in SCHEDULE 5.7 of the DISCLOSURE SCHEDULE, to Sellers' Knowledge there is no infringement or improper use by any third party of the Intellectual Property or the Know-How relating to the Products, and there is no action or proceeding instituted by Sellers pending in which an act constituting an infringement of any of the rights to such Intellectual Property or Know-How was alleged to have been committed by a third party. SCHEDULE 5.7 of the DISCLOSURE SCHEDULE lists all licenses, sublicenses or agreements relating to the use by third parties of the Intellectual Property and Know-How, or the use by the Business of the intellectual property of another Person, and there is no default under any such license, sublicense or agreement.

5.8 COMPLIANCE WITH LAWS. Except as disclosed in SCHEDULE 5.8 of the DISCLOSURE SCHEDULE, the conduct of the Business materially complies with all applicable statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto.

5.9 TAXES. Except as disclosed in SCHEDULE 5.9 of the DISCLOSURE SCHEDULE, other than liens for taxes not yet due and payable, there are no unpaid taxes, deficiencies, assessments, penalties, interest or other governmental charges relating to the income, receipts, payrolls, transactions, capital or other operations of the Business which are or could become a lien on any of the Purchased Assets. There have been no examinations pending against, no claims have been asserted against, and there are no unexpired waivers of any statute of limitations with respect to any taxes, deficiencies, assessments, penalties, interest or other governmental charges which could become liens on any of the Purchased Assets.

5.10     CONTRACTS.

         (a) SCHEDULE 5.10 of the DISCLOSURE SCHEDULE contains a listing of all Contracts, including a full and accurate summary description of any material oral contracts.

         (b) Except as disclosed in SCHEDULE 5.10 of the DISCLOSURE SCHEDULE and with respect to written Contracts only (not verbal arrangements), the Contracts are legal, valid, and effective in accordance with their terms, do not require any consent or assignment to transfer to Purchaser and there does not exist thereunder any default or event or condition which, after notice or lapse of time or both, would constitute a default thereunder by any party thereto.

         Except as disclosed in SCHEDULE 5.10 of the DISCLOSURE SCHEDULE, neither Sellers nor any other party to a Contract is in material breach thereof or default thereunder, and to Sellers' Knowledge there does not exist any event which, with the giving of notice or the lapse of time, would constitute such a breach or default. Except as otherwise set forth in SCHEDULE 5.10 of the DISCLOSURE SCHEDULE and with respect to written Contracts only (not verbal arrangements), all Contracts described or reflected therein are in full force and effect. To the extent any Contract (other than purchase orders or sales orders) requires the consent, notice or approval of another party to be transferred, such necessary consent, notice or approval requirement is designated in SCHEDULE 5.10 of the DISCLOSURE SCHEDULE. Sellers have provided Purchaser true, complete and correct copies of all written Contracts other than open purchase orders or customer orders, which are listed on SCHEDULE 5.10.


5.11 INVENTORIES. All Inventories (other than work-in-process and components) are of a quality usable and salable in the ordinary course of business, subject to appropriate reserves. Sellers make no representation or warranty with respect to the salability of the Inventories except as expressly provided herein. All Inventories are located at the locations set forth in SCHEDULE 5.11 of the DISCLOSURE SCHEDULE.

5.12 CONSENTS, APPROVALS, ETC. There are no filings required to be made by Sellers with, and there are no consents, approvals, permits or authorizations required to be obtained by Sellers from, governmental and regulatory authorities or instrumentalities of the United States, the several states or any other jurisdiction in connection with the execution and delivery of this Agreement by Sellers and the consummation by Sellers of the transactions contemplated hereby.

5.13     DEFECTS IN PRODUCTS OR DESIGNS; PRODUCTS.

         (a) To Sellers' Knowledge, assuming manufacture in complete accordance with Sellers' specifications, there are no defects in the design of Products or the Tooling that would materially adversely affect the performance or quality of the Products and the Tooling is properly designed to produce the Products.

         (b) The products manufactured and sold by Sellers have been designed and manufactured in compliance with all regulatory, engineering, industrial and other codes generally recognized as being applicable thereto. Since January 1, 1999, none of the Products has been the subject of any voluntary or involuntary recall campaign performed by Sellers or any voluntary or involuntary recall campaign required by, or performed in cooperation with, any governmental agency, that would adversely affect the performance or quality of such Products and there are no claims or suits alleging violations of the Fair Packaging and Labeling Act. Sellers have received no written statements, citations or decisions by any governmental or regulatory body specifically stating that any Product made, manufactured, constructed, distributed, sold, leased, supported or installed at any time by Sellers is defective or unsafe or fails to meet any standards promulgated by any such governmental or regulatory body or is misbranded. Except as set forth in SCHEDULE 5.13(b) of the DISCLOSURE SCHEDULE, no product liability claims are presently pending (as to which Sellers have been served) or, to Sellers' Knowledge, threatened.

5.14 CUSTOMERS. SCHEDULE 5.14 of the DISCLOSURE SCHEDULE lists, on the basis of gross sales net returns for the twelve (12) month period ended December 31, 2001, the five (5) largest customers of the Business, with gross sales less returns listed ("Customers"). Sellers have received no written notice from any of the Customers that such Customer will terminate, cancel or discontinue a substantial portion of the business it conducts with the Business, which notice states a schedule or time period for such discontinuation. SCHEDULE 5.14 of the DISCLOSURE SCHEDULE sets forth, by customer, summaries of the Sellers' pricing, payment and shipping arrangements with such customer for identified Products (so-called "FACP Customer Reports"). FACP Customer Reports representing a significant portion of customers for Products during 2001 are included in such SCHEDULE 5.14. Except as disclosed in
         SCHEDULE 5.14 of the DISCLOSURE SCHEDULE, Sellers have not entered into any express agreement with any customers, whether in writing or verbal, relating to the purchase and returns terms of Products that are not reflected in the FACP Customer Reports, except that from time to time customers exact pricing adjustments from Sellers within customary industry practices.

5.15 ALL MATERIAL INFORMATION; DISCLOSURE. No representation or warranty made herein by Sellers, and no statement contained in any certificate or other instrument furnished or to be furnished to Purchaser in connection with the transaction contemplated by this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material facts necessary to make the information contained therein not misleading.

5.16 BROKERS. Sellers have not entered into any arrangement for the provision of services in connection with this Agreement or the transactions contemplated hereby that may give rise to an obligation to pay any brokers' or finders' fees or other commissions.

5.17 CUSTOMER WARRANTIES. Sellers have provided to Purchaser, or will provide within ten (10) business days of Closing, complete and accurate copies of the standard warranties given to purchasers of Products currently in effect with respect to the Products (the "Product Warranties"). Sellers have not given, nor have any of their salespersons, employees, distributors or agents been authorized to give, any warranty that deviates from the Product Warranties.

5.18 CERTAIN DEFINED ITEMS. References in SECTIONS 5.1 THROUGH 5.17 and elsewhere in this Agreement to (i) "Sellers' Knowledge" shall mean the facts and circumstances that Sellers knew or should have known after appropriate inquiry, PROVIDED THAT appropriate inquiry of employees of Sellers shall be deemed to have been made by inquiry of the following individuals: Frank Clements, Paul Izzo, Ira Morgenstern, Frank Marino, Terry Robertson and Jordan Kahn; each of these named individuals has reviewed this ARTICLE 5.0 and has provided to Sellers the information known to such individuals regarding the representations and warranties contained herein; (ii) "Material Adverse

         Change in the Condition of the Business" or "Material Adverse Effect on the Condition of the Business" shall mean a change or effect that likely would have a material adverse change or effect on the Purchased Assets or the results of operations of the Business; and (iii) "Person" shall mean any individual, corporation, limited liability company, partnership, proprietorship, trust or other entity of any kind.

6.0 REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants to Sellers that:

6.1 CORPORATE ORGANIZATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease, license and operate its properties and assets and to conduct the businesses now owned, leased, licensed and operated by it. Purchaser is duly qualified, licensed or domesticated and in good standing in each jurisdiction where the nature of its activities or the character of its properties require such qualification, licensing or domestication.

6.2 CORPORATE AUTHORIZATION, CERTAIN CORPORATE ACTIONS, NO CONFLICTS. Purchaser has all requisite power and authority to execute and deliver this Agreement and all necessary corporate proceedings have been taken to authorize the execution, delivery and performance by Purchaser of this Agreement and the transaction described herein. This Agreement is the legal, valid and binding obligation of Purchaser, and is enforceable as to Purchaser in accordance with its terms, except as such validity, binding effect or enforcement may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by equitable principles relating to the availability of remedies. Neither the execution, delivery, nor performance of this Agreement by Purchaser will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to, any provision of Purchaser's certificate of incorporation or bylaws or any franchise, mortgage, deed of trust, lease, license, agreement, understanding, law, rule or regulation or any order, judgment, or decree to which Purchaser is a party or by which Purchaser may be bound or affected.

6.3 LITIGATION; ORDERS. As of the date hereof, there is no judgment or outstanding order, injunction, decree, stipulation or award, or pending or threatened claims, suits or litigation against Purchaser that would prohibit the consummation of the transaction contemplated by this Agreement.

6.4 CONSENTS, APPROVALS, ETC. There are no filings required to be made by Purchaser with, and there are no consents, approvals, permits or authorizations required to be obtained by Purchaser from, governmental and regulatory authorities or instrumentalities of the United States, the several states or any other jurisdiction in connection with the execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transaction contemplated hereby.

6.5 ALL MATERIAL INFORMATION; DISCLOSURE. No representation or warranty made herein by Purchaser, and no statement contained in any certificate or other instrument furnished or to be furnished to Sellers in connection with the transaction contemplated by this Agreement (all of which statements shall be deemed to have been made by Purchaser for all purposes of this Agreement), contains or will contain any untrue statement of a material fact or omits or will omit to state any material facts necessary to make the information contained therein not misleading.

6.6 BROKERS. Purchaser has not entered into any arrangement for the provision of any services in connection with this Agreement or the transactions contemplated thereby that may give rise to an obligation to pay brokers' or finders' fees or other commissions.

7.0      DELIVERIES AT CLOSING

7.1 DELIVERIES BY SELLERS. Sellers hereby deliver the following closing documents ("Sellers' Documents"), which shall be deemed held in escrow and dated and released at the Effective Date upon payment of the Purchase Price:

         (a) to Purchaser, certificates executed by an executive officer of each Seller, respectively, as to authorization, incumbency and the investigations required by the provisions of ARTICLE 5.0, in the form attached as EXHIBIT 7.1(a);

         (b) to Purchaser, the Bill of Sale, Assignment and Assumption Agreement in the form attached as EXHIBIT 7.1(b), duly executed by an executive officer of each Seller, and all other documents, certificates and agreements necessary to transfer to Purchaser good, marketable and legal title to the Purchased Assets, free and clear of any and all liens thereon;

         (c) to Purchaser, assignments of all Intellectual Property in the forms attached as EXHIBIT 7.1(c), duly executed by an executive officer of each Seller;

         (d) to Purchaser, evidence of release of all liens, charges and encumbrances on the Purchased Assets, subject to final approval for release of Sellers' lender;

         (e)      to Purchaser and the Escrow Agent, the Escrow Agreement.

         (f) to Purchaser, the opinion of Posternak, Blankstein & Lund, L.L.P., counsel to Sellers.

7.2 DELIVERIES BY PURCHASER. Purchaser hereby delivers the following closing documents ("Purchaser's Documents"), which shall be deemed held in escrow and dated and released at the Effective Date upon payment of the Purchase Price:

         (a) to Sellers, a certificate executed by an executive officer of Purchaser as to authorization and incumbency, in the form attached as EXHIBIT 7.2(a);

         (b) to Sellers, the Bill of Sale, Assignment and Assumption Agreement in the form attached as EXHIBIT 7.1(b), duly executed by an executive officer of Purchaser; and

         (c)      to Sellers and the Escrow Agent, the Escrow Agreement.

7.3 EFFECT OF CLOSING BREACH. Upon the occurrence of a Closing Breach, Sellers' Documents and Purchaser's Documents shall automatically be deemed null and void and of no further force and effect, and Sellers and Purchaser, as the case may be, shall destroy all copies of such documents, whether received in original, fax or e-mail form.

8.0      POST-CLOSING OBLIGATIONS.

8.1 PRODUCT MARKING. Following Closing, all products manufactured by, or manufactured by third parties pursuant to orders of, Purchaser relating in any way to the Products shall be indelibly imprinted, stamped or otherwise tagged with a distinctive identifying mark which distinguishes all such products from products manufactured by or on behalf of Sellers and included in Inventories. Within sixty (60) days after the Closing Date, Purchaser shall provide to Sellers a sample of the distinguishing mark for each Product.

8.2 ACCESS AFTER CLOSING. After the Closing, upon reasonable written notice, Purchaser and Sellers shall furnish or cause to be furnished to each other and their respective accountants, counsel and other representatives reasonable access, during normal business hours, to such information (including records pertinent to the Business) and assistance relating to the Business as is reasonably necessary for operations, financial reporting and accounting matters, the preparation and filing of any returns, reports or forms or the defense of any tax claim or assessment. In the case of Sellers, such assistance shall include access to any and all documents, records, files and correspondence relating to the Business, and Sellers will use reasonable efforts to maintain at their offices or in offsite storage for the longer of seven (7) years from its date or two (2) years after the Closing Date any such documents, records, files and correspondence that could be needed by Purchaser. In the case of Purchaser, such assistance shall include reasonably prompt written response to reasonable written inquiries of Sellers or either of them related to such financial reporting, accounting and tax matters, cooperation in responding to audit reports made by taxing authorities to Sellers regarding the Business, assisting Sellers (including making its employees reasonably available) in defending any lawsuits or claims against

         Sellers with respect to Excluded Liabilities or relating to the operation of the Business by Sellers prior to the Closing Date and, at Sellers' request and expense, participation in audits conducted with respect to Sellers. Purchaser shall use reasonable efforts to retain the books and records of Sellers included in the Purchased Assets for a period of seven (7) years after the Closing. After the end of such respective retention period, before disposing of such books or records, Purchaser and Sellers, as the case may be, shall use their best efforts to give notice to such effect to the other party, and such parties, within a reasonable time after the receipt of such notice, will notify the others whether to destroy such documents or whether it will, at its cost and expense, remove and retain all or any part of such books or records as it may select.

8.3 COVENANT NOT TO COMPETE. The parties acknowledge and agree that Purchaser is acquiring, and the consideration paid by Purchaser hereunder reflects, the goodwill of the Business associated with the manufacture, marketing and/or sale of the Products and Products Under Development. Therefore, as an inducement to enter into this Agreement and in partial consideration for the payment to Sellers of the Purchase Price and the transfer of the Purchased Assets to Purchaser, the parties agree that for a period of five (5) years following the Closing Date, except as contemplated under Section 1.3 hereof, neither Sellers, nor any subsidiaries of either Seller, nor Jordan A. Kahn, individually (the "Seller Covenant Group") will directly or indirectly engage in any business which competes with the manufacture, marketing and/or sale of Products or Products Under Development.

         For purposes of this Agreement: the term "compete" includes, without limitation, (A) owning or controlling any financial interest in any corporation, partnership, firm or other form of business organization (collectively, an "Entity") which is so engaged, except of a de minimus interest, (B) consulting with, advising or assisting in any way any Entity in the business areas where these noncompetition covenants are effective, which is now or becomes a competitor of Purchaser or (C) engaging in any practice, the intent of which is to evade the provisions of these covenants not to compete. The term "compete" is intended to refer to competition for a purchase by a consumer of a product of Sellers which performs a comparable function to that of a Product or a Product Under Development, and does not include offering for sale or selling any product to retailer customers which may compete for shelf space, special offers or retailer purchase budgets. Purchaser acknowledges that Sellers are in the business, among others, of manufacturing, marketing and selling products that purify, humidify and scent the air, and, without limitation, their continued development, marketing and sale of products in these areas will not be deemed to "compete" with the Products or the Products Under Development; in particular, no humidification product manufactured, marketed and sold by Sellers shall be deemed to "compete" with the PFAC5 Facial Care System, or any part thereof, listed on SCHEDULE 5.3(b).

 8.4     EXCEPTIONS TO COVENANT.

         (a) In the event that any member of the Seller Covenant Group acquires an entity or business, or an interest in an entity or business, a part or division of which engages in a business that would be violative of the covenants contained in SECTION 8.3, such member shall have a period of six (6) months after closing of such acquisition to divest of all operations that violate such covenants, and such acquisition and divestiture shall not be prohibited by or deemed a breach of this Agreement.

         (b) The covenants contained in SECTION 8.3 shall not apply to any Person which acquires one or more of Sellers and their business, whether through merger, consolidation, purchase of stock or assets or otherwise, nor shall it apply to the business operated by such Person on a consolidated basis with one or more of Sellers following such transaction.

         (c) Nothing herein shall prevent or limit Jordan A. Kahn from owning, directly or indirectly, any interest that is not a controlling interest in any Person which may compete in the manner provided in SECTION 8.3, PROVIDED THAT, Mr. Kahn is not actively engaged in the business of such Person as a manager or employee.

         (d) Members of the Seller Covenant Group may market, distribute and sell, in their sole discretion and without limitation, any products included in inventory not included within the Inventories purchased by Purchaser as part of the Purchased Assets, including without limitation the Excluded Inventories and any Excluded Products.

8.5 CONFIDENTIALITY. As a further inducement to Purchaser to enter into this Agreement and in partial consideration of the payment to Sellers of the Purchase Price, the Sellers agree that after the date hereof no member of the Seller Covenant Group will divulge to any person, firm or corporation any confidential information relating to the Business or the economic terms of this Agreement (except as is deemed by a party to be required in connection with public information requirements of the federal securities laws), including without limitation customers, customer lists, Know-How, contracts, prices, suppliers or other business practices, unless and until (i) such information shall have ceased to be confidential as evidenced by general public knowledge or availability through public sources, (ii) such disclosure is required in order for Sellers or any member of the Seller Covenant Group to continue its business operations as contemplated by and not in violation of this Agreement and (iii) disclosure is required under order of a court or other body having jurisdiction, provided that Sellers shall have given prior notice to Purchaser of any hearing or other proceeding in which the matter of such disclosure is to be heard.

8.6 PRESS RELEASE. The parties agree to issue only those press releases and such other forms of public notification announcing the transaction contemplated hereby as is consented to in advance by the other party, such consent not to be unreasonably withheld, or as is deemed by a party to be required in connection with public information requirements of the federal securities laws.

8.7 ACCOUNTS RECEIVABLE; IMPROPER WARRANTY CLAIM CREDITS. The parties acknowledge that following Closing, customers of Sellers and Purchasers may incorrectly apply payments or credits against a party not entitled to or responsible for such items under this Agreement. Therefore, in such event, the parties agree as follows:

         (a) Sellers and Purchaser agree to (i) remit promptly to the other party (the "Proper Payee") all receipts which are identified by the remitter as being applicable to sale of Products by the Proper Payee, (ii) provide contemporaneously to the Proper Payee copies of all documents received from the account debtors with respect to such remittances and (iii) provide to the Proper Payee such other reasonable cooperation as shall be necessary to assist Proper Payee's collection of such accounts receivable.

         (b) If any customer of Sellers or Purchaser, as the case may be, credits the value of any warranty claims against any of its accounts payable to Sellers or Purchaser, as the case may be, and such warranty claims were appropriately borne by the other party under the provisions of Section 2.0(b) hereof, Sellers and Purchaser shall reasonably cooperate to reimburse the other party in the amount of the obligation for such credit.

8.8 INSURANCE. Following Closing, Sellers (jointly and severally) and Purchaser each agree to obtain and maintain product liability insurance in amounts and for such duration of time that are customary for the industry in which the Products are sold.

8.9 FURTHER ASSURANCES. After the Closing and for no further consideration, Sellers (on the one hand), and Purchaser (on the other) shall (a) perform all reasonable acts (including without limitation, the use of their commercially reasonable efforts to enable the other party to accomplish transfer registration, permits, approvals, and the like as contemplated by this Agreement), and (b) execute, acknowledge and deliver such assignments, transfers, consents and other documents and instruments as the other party or its counsel may reasonably request, in each case, to vest in Purchaser or protect Purchaser's right, title and interest in, and enjoyment of, the Purchased Assets or to carry out the provisions and purposes of this Agreement.

9.0      CLOSING MATTERS.

9.1 AUTHORIZATIONS. Sellers and Purchaser, as promptly as practicable after the date hereof, shall (a) use commercially reasonable efforts to obtain, or cause to be obtained, all authorizations, approvals, consents and waivers from all Persons necessary to be obtained by them or their affiliates in conjunction with such transaction, and (b) use commercially reasonable efforts to take, or cause to be taken, all other actions necessary, proper or advisable in order to fulfill their obligations hereunder and to carry out the intentions of the parties expressed herein. Sellers and Purchaser will coordinate and cooperate with one another in exchanging such information and supplying such reasonable assistance as may be reasonably requested by each in connection with the foregoing.

9.2 PURCHASER'S INVESTIGATIONS. Purchaser acknowledges and agrees that prior to execution and delivery of this Agreement Sellers provided to it the names and buyer contact information for certain of Sellers' customers, and that it has had an opportunity to make inquiry of such customers with regard to Products and the Business.

9.3 BULK SALES COMPLIANCE. Each of Purchaser and Sellers hereby waive compliance with the provisions of any applicable statutes relating to bulk transfers of bulk sales. Sellers agree to indemnify and hold Purchaser harmless from and against any and all claims of Sellers' creditors or others asserted against Purchaser resulting from such non-compliance, as provided in Section 11.1 hereof.

10.0 CONSENTS AND APPROVALS. This Agreement shall not constitute an agreement to assign or transfer any interest in any instrument, contract, lease, permit or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom, if an assignment or transfer or an attempt to make such an assignment or transfer without the consent of a third party would constitute a breach or violation thereof or would affect adversely the rights of Purchaser or Sellers thereunder. Any transfer or assignment to Purchaser by Sellers of any interest under any instrument, contract, lease, permit or other agreement or arrangement that requires the consent of a third party shall be made subject to such consent or approval being obtained. In the event any such consent or approval has not obtained on or prior to the Closing Date, Sellers shall continue to use commercially reasonable efforts to obtain any such approval or consent after the Closing Date until such time as such consent or approval has been obtained. Sellers will cooperate with Purchaser in any lawful and economically feasible arrangement to provide that Purchaser shall receive Sellers' interest in the benefits under any such instrument, contract, lease, permit or other agreement or arrangement, including a subcontract, sublease or performance by Sellers as agent, provided that Purchaser shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent Purchaser would have been responsible therefor if such consent or approval had been obtained. In the case of an instrument, contract, lease, permit or other agreement or arrangement with respect to which Purchaser subcontracts or subleases from Sellers, Purchaser will be liable only to the extent agreed in such subcontract or sublease. Each party will pay its own costs of seeking to obtain or obtaining any necessary or desirable consent or approval whether before or after the Closing Date.

11.0     INDEMNIFICATION.

11.1 SELLERS' INDEMNIFICATION. Sellers, jointly and severally, hereby agree to indemnify and hold Purchaser harmless from, against and in respect of:

         (a) any and all loss, liability, or damage, including reasonable attorneys' fees and expenses (collectively "Damages") suffered or incurred by Purchaser by reason of any breach of representation or warranty or non-fulfillment or non-performance of any covenant or agreement of Sellers contained herein or in any certificate, document, instrument or agreement delivered to Purchaser pursuant hereto or in connection herewith; and

         (b) any and all Damages suffered or incurred by Purchaser in respect of or in connection with any Excluded Liabilities.

11.2 PURCHASER'S INDEMNIFICATION. Purchaser hereby agrees to indemnify and hold Sellers harmless from, against, and in respect of:

         (a) any and all Damages suffered or incurred by Sellers or either of them by reason of any breach of representation or warranty or non-fulfillment or non-performance of any covenant or agreement by Purchaser contained herein or in any certificate, document, instrument or agreement delivered to Sellers pursuant hereto or in connection herewith; and

         (b) any and all Damages suffered or incurred by Sellers or either of them by reason or in connection with the Assumed Liabilities following Closing.

11.3     LIMITATIONS ON INDEMNIFICATION.

         (a) Notwithstanding SECTION 11.1 above and subject to the earlier time limitations set forth in SECTION 4.2 hereof, Sellers shall not be liable to indemnify Purchaser for Purchaser's Damages, and notwithstanding SECTION 11.2 above Purchaser shall not be liable to indemnify Sellers for Sellers' Damages, in either case arising from or relating to a breach of a representation or warranty set forth in this Agreement unless the Indemnified Party notifies the Indemnifying Party in writing of its claim or potential claim for indemnification not later than the day which is one (1) year after the Closing Date.

         (b) Notwithstanding SECTION 11.1 AND 11.2 above, Sellers shall not be liable to indemnify or have any other liability arising under this Agreement or otherwise to Purchaser for Purchaser's Damages, and Purchaser shall not be liable to indemnify or have any other liability arising under this Agreement or otherwise to Sellers for Sellers' Damages, unless the aggregate of the Indemnified Party's Damages exceeds $250,000, and then only for the amount by which such aggregate exceeds $250,000 (the "Basket"), PROVIDED THAT the Basket shall not apply to any claims made by Purchaser (A) in compliance with
                  Section 4.2(a) hereof if and only if one or more items of Tooling either (i) are not located at the facilities of a Third Party Manufacturer or (ii) are inoperative or incapable of producing the relevant Product (with Purchaser's damages for such non-compliance to be based on the net book value of such Tooling on SCHEDULE 5.3(a), or (B) for breach of the representation contained in SECTION 5.3(b) regarding the quantity or carrying cost of the Inventory. Furthermore, Sellers shall not be liable to indemnify or have any other liability arising under this Agreement or otherwise to Purchaser for Purchaser's Damages, and Purchaser shall not be liable to indemnify or have any other liability arising under this Agreement or otherwise to Sellers for Sellers' Damages, in excess of a total aggregate amount equal to twenty-five percent (25%) of the Purchase Price (the "Cap"). For purposes of this Agreement, the Escrow Amount shall be deemed included in the Cap, and any payment of all or any portion of the Escrow Amount to Purchaser pursuant to the Escrow Agreement shall be credited against and reduce the Cap.

         (c) The limitations contained in SECTION 11.3(a) AND 11.3(b) shall not apply to any claim by Purchaser for indemnification based on any breach of the representations contained in SECTIONS 5.5 OR 5.9, and the limitations contained in SECTION 11.3(a) shall not apply to any claim by Purchaser for indemnification based on any breach of the representations contained in SECTIONS 5.6 OR 5.7, PROVIDED HOWEVER that the survival period for representations contained in SECTIONS 5.6 AND 5.7 contained in
                  SECTION 12 hereof shall continue to apply with respect to any breaches of such sections. Furthermore, the limitations contained in SECTION 11.3(b) shall not apply to breaches of covenants contained in SECTIONS 2.0, 8.3 AND 8.5.

         (d) Notwithstanding the foregoing, neither Sellers nor the Purchaser will be entitled to indemnification with respect to consequential damages or with respect to punitive damages, except in the case of fraud or willful misconduct by the other party. Any indemnification amounts payable by an Indemnifying Party under SECTION 11.1 OR 11.2 shall be calculated after giving effect to (i) any proceeds (net of retro-premium adjustments and other expenses) actually received by an Indemnified Party from insurance policies covering the damage that is the subject of such claim for indemnity, and (ii) the actual recognized tax benefit resulting from such damage.

11.4     PROCEDURE.

         (a) In order for a party (the "Indemnified Party"), to be entitled to any indemnification provided under this Agreement in respect of, arising out of or involving a claim made by any Person (other than another party to this Agreement, to which this SECTION 11.4 shall not apply) against the Indemnified Party (a "Third Party Claim"), such Indemnified Party must notify the other party (the "Indemnifying Party") in writing of the Third Party Claim within fifteen (15) business days after receipt by such Indemnified Party or written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party can demonstrate actual prejudice as a direct or indirect result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within fifteen (15) business days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

         (b) If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party will be entitled to participate in the defense thereof and, if it acknowledges in writing its obligations to indemnify the party seeking indemnification, subject to all provisions of this ARTICLE 11, and so chooses to assume the defense thereof with counsel selected by the Indemnifying Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof (other than after the 15-day period described in SECTION 11.4(a) if the Indemnified Party shall have failed to give notice of the Third Party Claim). If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party's request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party will consent to any reasonable settlement, compromise or discharge of such Third Party Claim that the Indemnifying Party may reasonably recommend and which the Indemnifying Party will pay for or perform at its sole expense. If the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent, which shall not be unreasonably withheld.

11.5 INDEMNIFICATION AS EXCLUSIVE REMEDY. The indemnification provided in this ARTICLE 11 shall be the exclusive post-closing remedy available to the parties for any breach of representation, warranty, covenant or agreement contained in this Agreement or any other documents, instruments or agreements executed in conjunction with the transactions contemplate hereby, except as may otherwise be expressly provided for in any such document, instrument or agreement; provided, however, that either party shall be entitled to seek injunctive relief to enforce the provisions of the Agreement or any related agreements.

12.0 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All statements, representations and warranties made by each of the parties hereto shall survive the Closing for a period of one (1) year, except the representations contained in (i) SECTION 5.5 and SECTION 5.9 shall survive until the expiration of the latest applicable statute of limitations, (ii) SECTION 5.6 and SECTION 5.7 shall survive the Closing for a period of two (2) years and (iii) in SECTION 5.4(c) shall survive through the end of the Tooling Claim Period and thereafter for any period in which a claim brought pursuant to Section 4.2(a) is being resolved. All indemnities, covenants and agreements made herein shall survive for the period expressly indicated herein, or, if not so indicated, indefinitely.

13.0     ARBITRATION.

         (a) Any dispute, controversy or claim arising out of or in connection with or relating to, this Agreement or any other agreement entered into pursuant hereto, or the transactions contemplated hereby, (a "Dispute"), including but not limited to any breach or alleged breach hereof, shall be determined and settled by arbitration in Boston, Massachusetts pursuant to the rules then in effect of the American Arbitration Association; PROVIDED, HOWEVER, that in the event the event the Dispute involves an amount in excess of $250,000 the Dispute shall be heard by a panel of three (3) arbitrators.

         (b) The resolution of such arbitration shall be final and binding on the parties hereto and enforceable in a court of competent jurisdiction. The parties hereto hereby irrevocably submit to the nonexclusive jurisdiction of any court of competent jurisdiction for the purpose of enforcing any arbitration award.

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
         (c) This ARTICLE 13 shall not preclude any of the parties hereto from seeking injunctive or other temporary relief in any court of competent jurisdiction in the event of a breach or threatened breach of this Agreement or any related agreement.

14.0 NOTICES. Any and all notices or other communications required or permitted to be given under any of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, one business day after being sent by express mail, or overnight courier service, five business days after being sent by first class registered mail, return receipt requested, or upon confirmation of receipt of a telefax (with a copy also sent by express mail or overnight courier services) addressed to parties at the addresses set forth below or at such other address as any party may specify by notice to the other parties, or, in the case of a telefax, to the telefax number indicated:

         If to Purchaser:

                           Conair Corporation
                           One Cummings Point Road
                           Stamford, Connecticut  06904
                           Attention:  Ron Diamond, President
                           Telefax:  (203) 965-8348

         with a copy to:

                           Richard Margulies, General Counsel
                           Conair Corporation
                           One Cummings Point Road
                           Stamford, Connecticut  06904
                           Telefax:  (203) 975-4658

         If to Sellers:

                           The Holmes Group, Inc.
                           One Holmes Way
                           Milford, MA  01757
                           Attention:  Paul A. Izzo, Esq.
                           Telefax:  508-634-8771

         with a copy to:
                           Posternak, Blankstein & Lund, L.L.P.
                           100 Charles River Plaza
                           Boston, MA  02114
                           Attention:  Lauren Jennings, Esq.
                           Telefax:  617- 367-2315

15.0     MISCELLANEOUS.

15.1 ENTIRE AGREEMENT; MODIFICATION. This Agreement, together with the other transaction documents contemplated by and consummated pursuant to this Agreement, constitutes the entire agreement of the parties with respect to the subject matter and supersedes any prior agreements, oral or written, hereof and may not be modified, amended or terminated except by written agreement specifically referring to this Agreement and signed by each party hereto.

15.2 WAIVER. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

15.3 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of each party hereto, its successors and assigns.

15.4 NUMBERS AND HEADINGS. The section and paragraph numbers and headings contained herein are for the purposes of reference and convenience only and are not intended to define or limit the contents of said paragraphs or sections.

15.5 EXHIBITS AND SCHEDULES. The Exhibits and Schedules referred to herein are hereby incorporated by reference as if set out in full and form an integral part of this Agreement.

15.6 TRANSACTION TAXES. Sellers will pay all sales, transfer and documentary taxes, if any, and any and all further taxes arising by virtue of the sale, transfers and deliveries to be made to Purchaser as contemplated hereby. Notwithstanding the foregoing, gains, income and similar taxes shall be paid by the entity or person on which such tax is imposed.

15.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed one original. This Agreement and any agreements referenced herein or required pursuant to the Closing may be executed and delivered by facsimile signature. The parties agree to deliver original signatures promptly following execution by facsimile signature.

15.8 EXPENSES. Subject to any express provisions of this Agreement to the contrary, Purchaser shall bear the expenses, costs and fees incurred by it, and Sellers shall bear the expenses, costs and fees incurred by them, in connection with the transactions contemplated hereby, the preparation and execution of this Agreement and compliance herewith.

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
15.9 VALIDITY OF PROVISIONS. If any provision of this Agreement or any agreement referenced herein shall be held or deemed to be or shall, in fact, be inoperative or unenforceable as applied in any particular case because it conflicts with any other provision or provisions hereof or any constitution, statute, rule of public policy, or for any other reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to any extent whatsoever. The invalidity of any one or more phrases, sentences, clauses, sections, or subsections of this Agreement or any other agreements referenced herein shall not affect the remaining portions thereof.

15.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts applicable to contracts made and to be performed therein.

15.11 USE OF TERM "SELLERS". The use of the term "Sellers" or "Seller" in any instance shall relate to either or both of Holmes and Rival.


                        [SIGNATURES APPEAR ON NEXT PAGE]



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
         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.




                                       PURCHASER:

                                       CONAIR CORPORATION

                                       By: /s/ Richard A. Margulies
                                           -----------------------------------
                                       Its: Vice President and General Counsel


                                       SELLERS:

                                       THE RIVAL COMPANY

                                       By: /s/ Ira B. Morgenstern
                                           -----------------------------------
                                       Its: CFO


                                       THE HOLMES GROUP, INC.

                                       By: /s/ Ira B. Morgenstern
                                           -----------------------------------
                                       Its: CFO


         The undersigned, Jordan Kahn, executes this Agreement as to Sections
8.3 and 8.4 only, and for no other purpose.


/s/ Jordan A. Kahn
----------------------------
Jordan A. Kahn



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